As filed with the Securities and Exchange Commission on August 18, 1997
                                                     Registration No. 33-80508
------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                        POST-EFFECTIVE AMENDMENT NO. 4
                           ON FORM S-3 TO FORM SB-2
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                              FOTOBALL USA, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                           33-0614889
  State or other jurisdiction of            (I.R.S. Employer
  incorporation or organization)            Identification No.)

                                3738 Ruffin Road
                          San Diego, California  92123
                                (619) 467-9900
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                ______________
                                MICHAEL FAVISH
                   President and Chief Executive Officer
                              Fotoball USA, Inc.
                                3738 Ruffin Road
                          San Diego, California  92123
                                (619) 467-9900
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)
                                _____________
                                 Copies to:
                          CHARLES I. WEISSMAN, ESQ.
                   Shereff, Friedman, Hoffman & Goodman, LLP
                            919 Third Avenue, 20th Floor
                            New York, New York  10022
                                  (212) 758-9500
                                _____________


    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
_______________________________________________________________________________

                 Subject to Completion, Dated August 18, 1997

PROSPECTUS

                        1,411,673 Shares of Common Stock

                              FOTOBALL USA, INC.

    The securities offered hereby (the "Offering") are being sold by Fotoball USA, Inc., a Delaware corporation (the "Company"), and consist of 1,411,673 shares of common stock, par value $.01 per share ("Common Stock"), issuable upon exercise of outstanding Redeemable Common Stock Purchase Warrants (the "Warrants") of the Company issued in connection with the Company's 1994 initial public offering (the "Initial Public Offering"). Each Warrant entitles the holder to purchase one share of Common Stock for $6.50, subject to adjustment in certain circumstances, during the four-year period commencing August 11, 1995. The Company may call the Warrants for redemption, at a price of $.01 per Warrant, at any time after they become exercisable on not less than 30 days' prior written notice to the warrantholders, if the last sale price of the Common Stock has been at least $9.75 per share for the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given.

    The Common Stock and Warrants are quoted on the Nasdaq National Market under the symbols "FUSA" and "FUSAW," respectively. On August 1, 1997, the closing bid price was $3.06 per share of Common Stock and $.44 per Warrant.


    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" LOCATED ON PAGES 6-12 OF THIS PROSPECTUS.

                               _________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _________________

    This Prospectus also covers 1,250 Warrants and 600 shares of Common Stock which are being offered hereby for the respective accounts of the selling stockholder named herein (the "Selling Stockholder"). The Company will not receive any proceeds from the sale of these securities. See "Selling Stockholder."

                  The date of this Prospectus is August __, 1997
                            ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, upon request such reports, proxy statements and other information will be made available for inspection and copying at the Commission's public reference facilities at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The Registration Statement of which this Prospectus forms a part has been filed electronically through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) system and may be obtained through the Commission's Web site.

    The Company's Common Stock is listed on the NASDAQ National Market. Reports, proxy statements and other information can be inspected at the offices of the Nasdaq Stock Market at 1735 "K" Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, reference is made to the Registration Statement, including the exhibits thereto, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission. Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or documents.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

    1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed with the Commission on April 15, 1997;

    2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1997 and June 30, 1997, filed with the Commission on May 15, 1997 and August 14, 1997, respectively;

    3. The Company's proxy statement for its annual meeting of stockholders to be held on July 31, 1997;


    4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on August 1, 1994; and

    5. The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed with the Commission on August 30, 1996.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or verbal request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such documents are specifically incorporated by reference to such documents). Requests for such documents should be directed to: Fotoball USA, Inc., 3738 Ruffin Road, San Diego, California 92123, Attention: Secretary, Telephone (619) 467-9900.

Cautionary Statement Pursuant To Safe Harbor Provisions Of The Private Securities Litigation Reform Act Of 1995:

    This Prospectus, including any documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements concerning the Company's outlook for 1997, overall sales trends, gross margin trends, cost and inventory reduction strategies and their results, the ability to obtain or retain significant licensing rights, the Company's expectations as to funding its capital expenditures and operations during 1997, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The forward-looking statements in this Prospectus, including any documents that are incorporated by reference, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Certain of these risks are described under "Risk Factors" on pages 6-12 of this Prospectus.







                                  THE COMPANY

    The Company designs, develops, manufactures and markets high quality custom sports and non-sports related products for promotional programs. Additionally, the Company designs and manufactures custom sports products which are sold in the licensed product retail market through independent manufacturers' representatives and directly to a nationwide network of over 2,000 retailers, including Walmart, J.C. Penney, Kmart, Target, Pro Image and The Sports Authority. The Company currently holds licenses with Major League Baseball Properties, the Major League Baseball Players Association, the National Association of Professional Baseball Leagues, Inc. (representing professional minor league baseball; collectively, "Professional Baseball"); the National Football League Properties, Inc. and NFL Players Inc. (collectively, "NFL"); National Hockey League Enterprises and NHL Players' Association (collectively, "NHL"); Major League Soccer ("MLS"); and over 200 colleges and universities ("Colleges"). The Company has also signed license agreements with thirteen NASCAR drivers, four motor speedways and Goodyear Tire & Rubber Co., the California Sesquicentennial Foundation and a retail license with WB Sport, Warner Bros. new sport merchandise brand. Pursuant to these licenses, the Company has the right to use, for commercial purposes, the names and logos of sports leagues, teams, colleges and universities and the likenesses of certain sports figures. A major component of the Company's operations is the design, development and manufacture of promotions for major corporations using imprinted sports-related products and non sports-related products.

    The Company's 1997 product lines include: (i) baseballs: synthetic leather, both mini and official size and weight baseballs licensed by Colleges and Professional Baseball, featuring players' images, statistics and/or school, team and league logos; (ii) footballs: synthetic leather, miniature footballs licensed by the NFL and Colleges, featuring helmet logos and shields of NFL teams, NFL Quarterback Club players' images, statistics and/or NFL team and league logos, College logos and/or mascots, and brand licensed full-size footballs; (iii) basketballs: synthetic leather, miniature basketballs licensed by Colleges, featuring College logos and/or mascots, and brand licensed full-size basketballs; (iv) hockey pucks: official size and weight hockey pucks featuring unique logo designs displayed in a replica hockey net and licensed by the NHL; (v) Fototires: miniature synthetic rubber tires, scaled proportionally for size and weight, which replicate the exact appearance of a NASCAR or INDY tire, featuring drivers' images and/or cars;
(vi) lapel pins: high-quality lapel pins featuring corporate logos and designs for promotions and special events; (vii) soccer balls: miniature and regulation-size synthetic leather soccer balls licensed by MLS, featuring players' images, and/or MLS team and league logos; (viii) brand licensed and performance ball products: regulation-size synthetic leather or vulcanized rubber sports balls, featuring imprinted corporate logos, designs and animated characters, including products for Disney Attractions, Official All-Star Cafe and WB Sport; and (ix) custom-designed products, including, for example, plush teddy bears licensed by the California Sesquicentennial Foundation.

    The Company's business is segregated into two distinct market segments: the promotions business, in which the Company sells custom-designed products directly to customers, and the licensed product retail market, in which the Company sells directly to mass merchants and through independent representatives to the retail marketplace.


    The Company's promotions customers, which include large corporations such as Chevron, General Mills, Burger King and McDonalds, purchase the Company's products for use in promotional campaigns and in connection with their sponsorship of professional sports teams. In 1996, 76% of the Company's sales was derived from sales to promotions customers (with 54% of the Company's sales derived from contracts for the sale of toy cars to a major oil company), as compared to 40% in 1995 (with 26% of the Company's sales derived from contracts for the sale of promotional products to a national quick serve restaurant chain). The Company provides its promotions customers with a wide range of design, product development and manufacturing services. These services include assisting customers in the negotiation of corporate sponsorships with professional sports teams and their associations, in designing and developing promotions and in procuring product licenses and authorizations. The Company is responsible for all phases of production, including creative design, manufacturing, quality control, packaging and shipping.

    At the retail level, the Company's account base has increased to over 2,000 retailers, including selected department stores and mass merchants (such as Walmart, J.C. Penney, Kmart, Target, Pro Image and The Sports Authority), theme parks (including Sea World, Disneyland, Disney World, Hershey Park and Six Flags), airport and hotel concessionaires (including Paradies, Duty Free Shops, Host Marriott and the Del-Star Group), various licensed sports specialty and sporting goods chains, various consumer catalogs and Professional Baseball stadiums (including all 28 Major League Baseball stadiums and 95 professional minor league baseball stadiums).

    Fotoball USA, Inc., a California corporation and the predecessor to the Company ("Fotoball California"), was incorporated under the laws of the State of California on December 13, 1988. The Company was incorporated under the laws of the State of Delaware on April 27, 1994, for the purpose of merging and continuing the business of Fotoball California. On July 29, 1994, Fotoball California merged with and into the Company, with the Company being the surviving corporation. The Company's office is located at 3738 Ruffin Road, San Diego, California 92123 and its telephone number is (619) 467-9900.

                                THE OFFERING

Securities Offered by the Company          1,411,673 shares of Common Stock
                                           issuable upon exercise of
                                           outstanding Warrants.  Each
                                           Warrant is exercisable to purchase
                                           one share of Common Stock for $6.50
                                           during the four-year period
                                           commencing August 11, 1995. The
                                           Company may redeem the Warrants at
                                           a price of $.01 per Warrant at any
                                           time after they become exercisable
                                           upon not less than 30 days' prior
                                           written notice to the warrantholders,
                                           if the last sale price of the Common
                                           Stock has been at least $9.75 per
                                           share for the 20 consecutive trading
                                           days ending on the third day prior
                                           to the date on which the notice of
                                           redemption is given.
Securities Offered by the Selling          1,250 Warrants and 600 shares of
 Stockholder                               Common Stock.  See "Selling
                                           Stockholder."

Common Stock Outstanding as of             2,676,742 shares
 June 30, 1997(1)

Common Stock Issuable upon                 1,411,673 shares
 Exercise of Warrants(2)

Nasdaq Symbols                             Common Stock:  FUSA
                                           Warrants:  FUSAW

 (1) Does not include (i) 260,000 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted under the Company's 1994 Stock Option Plan (the "Option Plan"), (ii) 115,000 shares of Common Stock reserved for issuance upon exercise of stock options which may be granted under the Option Plan and (iii) 95,000 shares reserved for issuance upon exercise of outstanding stock options granted outside of the Option Plan.

 (2) Does not include 110,000 shares of Common Stock reserved for issuance upon exercise of the Warrants included in the option granted to the representative of the underwriters (the "Representative") in the Initial Public Offering (the "Purchase Option").


                                 RISK FACTORS

    The purchase of the shares of Common Stock offered hereby is speculative and involves a high degree of risk, including the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company before making a decision to purchase the securities being offered hereby.

    Dependence Upon Licensing Arrangements. The Company's business is based primarily upon its use of the insignia, logos, names, colors, likenesses and other identifying marks and images on many of its products pursuant to license arrangements with Professional Baseball, the NFL and, to a lesser extent, Colleges. The Company's licensing arrangements expire at various times through December 31, 1999. The Company may acquire other licenses for new product lines; however, there can be no assurance that the Company will be successful in obtaining new licenses. The non-renewal or termination of one or more of the Company's material licenses, particularly with Professional Baseball or the NFL, could have a material adverse effect on the Company's business.

    Dependence on Promotions Business. The Company's promotions business depends primarily upon a series of one-time projects with its customers. Although the Company has had repeat business from certain promotions customers, there can be no assurance that the Company will be able to continue its relationships with its promotions customers or attract new promotions customers to generate enough revenues to operate profitably. During the year ended December 31, 1996, 76% of the Company's sales was


derived from promotions, of which one customer accounted for aggregate sales of $14,122,000, or 54% of sales, and another customer accounted for aggregate sales of $4,400,000, or 17% of sales. During the year ended December 31, 1995, 40% of the Company's sales was derived from sales of the Company's products to 189 customers, of which one customer accounted for aggregate sales of $2,015,000 or 26% of sales. In expanding its sports product retail business, devoting greater resources to its sales staff, and seeking diversification of its promotions business by expanding its customer base and product offerings, the company's goal is to reduce the potential variability of its quarterly results in future years. The effect, however, of increasing its sales staff to leverage its sales opportunity may be to increase operating costs in the short term. The Company's promotional sales are significantly lower in 1997 than promotions sales in 1996, resulting to a large extent, from the reliance upon a few significant customers. The Company expects to realize operating losses for the fiscal year ending December 31, 1997, since current retail sales growth along with current promotional business in hand is not expected to exceed the Company's cost of operations in 1997.

Variability of Gross Margins. Historically, the Company has realized gross margins as a percentage of total sales of between 45-50% on an annual basis. This represented an aggregation of somewhat lower margin promotions sales offset by higher margin retail sales. Generally, the Company's promotions sales realize lower margins than its retail sales. In 1996, the Company realized gross margins of 29% as a result of $14,000,000 of low margin toy car promotion sales. As the company does not anticipate any material toy car sales during 1997, the Company expects that its higher margin sports-related promotions and retail business should contribute to higher margins in 1997 comparable with gross margins realized during the six months ended June 30, 1997. The Company's gross margins fluctuate, particularly between quarters, based in part on the concentration of promotions and retail sales during the reporting period. The type of product sold, the size of the promotion and extent of competition also create variability in realized gross margins.

Variability of Operating Results; Seasonality; Dependence Upon Baseball Related Sales. The Company has experienced, and expects to continue to experience, significant quarter-to-quarter variability in its sales and net income. This is due in part to the seasonality of its licensed sports product business combined with a significant concentration of its business from baseball. Historically, the Company has derived a significant amount of sales from baseball-related products, representing 74% and 35% of the Company's sales during the years ended December 31, 1995 and 1996, respectively. As such, its sales tend to be concentrated during the second and third quarters which coincides with the baseball season. Baseball-related sales as a percentage of total sales decreased significantly in 1996 due to the $14,000,000 of toy car sales realized in 1996. Despite the absence in the future of any material toy car sales, the Company believes that the decrease in the dependence upon baseball-related sales during the past several years will continue in the future, with the introduction of new product lines and non baseball-related promotions. The second factor which significantly contributes to the variability of the Company's operations is its dependence on promotions business as more fully explained above.




Dependence Upon Key Personnel. The success of the Company is largely dependent on the personal efforts of Michael Favish, its President and Chief Executive Officer, and Fred Ostern, its Vice President of Marketing. Mr. Favish has entered into a five-year employment agreement with the Company, commencing on August 11, 1994, which, among other things, precludes Mr. Favish from competing with the Company for a period of two years following termination of his employment with the Company. The loss of the services of Mr. Favish would have a material adverse effect on the Company's business and prospects. The Company maintains "key man" life insurance on the life of Michael Favish in the amount of $1,000,000. Mr. Ostern has entered into a three-year employment agreement with the Company, commencing on January 1, 1996, which, among other things, precludes Mr. Ostern from competing with the Company for a period of one year following termination of his employment with the Company. In March 1997, Mr. Ostern brought an action against the Company alleging that the Company breached the employment agreement between the Company and Mr. Ostern. More information on this lawsuit is contained in the Company's Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB.

Consumer Trends. The Company's business is vulnerable to a number of factors beyond its control, including changes in consumer tastes and enthusiasm for spectator sports. Although the Company has benefited from the interest of consumers in collecting souvenirs, especially souvenirs relating to professional sports, there can be no assurance that such interest will continue. Although the Company continuously evaluates its product lines to tailor them to consumer trends, there can be no assurance that it will be successful in doing so.

Competition and Technological Change. The promotions and sports-related business is highly competitive, diverse and constantly changing. The Company experiences substantial competition in most of its product categories from a number of companies, some of which have greater financial resources and marketing and manufacturing capabilities than the Company. Many of the Company's products are sold under non-exclusive license agreements, and licensors may license more than one vendor in a particular product line. Although the Company has been successful in obtaining and renewing such licenses, and in being the sole vendor of certain licensed product lines, there can be no assurance that other competitors will not obtain competing licenses to sell the same or similar products in the future. Beginning in 1997, the Company began competing directly with Rawlings Sporting Goods Company, Inc. ("Rawlings") in the team logo baseball business after Rawlings received licensing rights from MLB Properties, Inc. for this product category. The transfer pad printing technology currently being used by the Company has also contributed to restricting direct competition of its product lines. The future success of the Company will be dependent, in large part, upon its proprietary printing process and ability to keep pace with advancing printing and photographic technology. There can be no assurance that new printing or photographic technology will not be developed that renders the Company's current printing process and products obsolete or inferior or that other competitors will not develop the technology currently used by the Company.





Foreign Manufacturing and Suppliers.   A significant portion of the raw
materials used in the production of the Company's products are produced from unaffiliated manufacturers in the Far East. Additionally, the majority of the Company's promotions products are manufactured according to Company and customer specifications by these same unaffiliated manufacturers. In
1996, the Company purchased approximately 89% of its raw material, consisting primarily of synthetic baseballs, footballs and basketballs, and finished promotions goods from four companies located in China, with one manufacturer accounting for 57% of total raw materials purchased. The Company is increasingly shifting the imprinting of its products, including screen printing of certain four-color retail product, to companies located in China to capitalize on significantly lower manufacturing costs. Foreign manufacturing is subject to a number of risks, including transportation delays and interruptions, political and economic disruptions, the imposition of tariffs, quotas and other import or export controls, and changes in government policies. China currently enjoys most favored nation ("MFN") trading status with the United States, although there can be no assurance that China will continue to enjoy MFN trading status in the future or that conditions on China's MFN status will not be imposed. Any conditions imposed by the President of the United States and any legislation in the United States revoking or placing further conditions on China's MFN trading status could have a material adverse effect on the cost of all of the Company's products because products originating from China could be subjected to substantially higher rates of duty. Although alternative suppliers may be available in other countries at competitive prices, and the Company continues to evaluate their ability to compete in terms of cost, quality, production capacity and other considerations, there can be no assurance that the Company would be able to find alternative suppliers in a timely manner or that such suppliers would meet the Company's cost, quality or production capability standards.

Lack of Patent Protection. The Company is able to successfully reproduce an image, with all its half tones, on its products with detail and accuracy, using the Company's proprietary printing process. This process was developed by the Company by combining several pre-existing techniques that are used in other similar industries. To the Company's knowledge, no other company currently has the ability to perform the complete process. The Company does not rely upon any material patents or licensed technology in the operation of its business. The Company does not believe that it is possible to be issued a patent on its proprietary process and, accordingly, there can be no assurance that the Company's techniques, processes and formulations will not otherwise become known to, or independently developed by, competitors of the Company.

Future Capital Requirements and Resources. The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in the development of its products, the successful implementation of new product lines, the successful expansion of the Company's current product lines, competing technological and market developments, and the Company's ability to market its products successfully and reduce its inventory balances. The Company's inventories have increased significantly during the six months ended June 30, 1997, increasing to $3,408,000 from $2,081,000 at December 31, 1996. The Company's increasing retail sales and expanding product lines have required it to carry a higher level of inventory. These higher inventory levels combined with future anticipated operating losses will result in average cash balances in 1997 being significantly lower


than in 1996. Average cash balances were $2,800,000 for the six month period ended June 30, 1997, a 33% decrease as compared to $4,200,000 for the prior year period. Average monthly cash balances for the remaining six months of 1997 are expected to decrease moderately from the ending cash balance of $1,798,000 at June 30, 1997, reflecting continued constraint on the Company's cash resources. To the extent that the funds generated by the Initial Public Offering, together with cash flow from operations, are insufficient to fund the Company's activities, it will be necessary to raise additional funds, through equity or debt financings. Any equity financings could result in dilution to the Company's then existing stockholders, and any financing, if available at all, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly and its business would be adversely affected.

Dividends. The Company has not paid any dividends on its Common Stock to date and does not intend to pay dividends in the foreseeable future. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. See "Dividend Policy."

Limitation on Net Operating Loss Carryforwards. As of December 31, 1996, the Company had net operating loss carryforwards for Federal income tax purposes of $1,032,587. These carryforwards are subject to limitations on the amount that can be utilized by the Company in a fiscal year due to change of ownership rules as defined by applicable tax statutes. An ownership change occurred upon completion of the Initial Public Offering which resulted in the limitation on the use of carryforward losses incurred prior to the ownership change. Consequently, the Company will not have a portion of its net operating loss carryforwards available in the current period to offset taxable income, if any, thereby reducing the Company's net income.

No Assurance of Public Market. Although the Common Stock and Warrants are quoted on the Nasdaq National Market, there can be no assurance that the Company will, in the future, be able to meet all requirements for continued quotation thereon. In the absence of an active trading market or if such securities cannot be traded on the Nasdaq National Market, the securities could instead be traded on the Electronic Bulletin Board or in the "Pink Sheets." In such event, the liquidity and stock price of such securities in the secondary market may be adversely affected. In addition, in the event such securities are delisted, broker-dealers have certain regulatory burdens imposed upon them which may discourage broker-dealers from effecting transactions in such securities, further limiting the liquidity of such securities.

Shares Eligible for Future Sale. As of June 30, 1997, the Company has 2,676,742 shares of Common Stock outstanding. Of such shares, at least 1,457,923 have been registered under the Registration Statement of which this Prospectus forms a part and therefore are freely tradable under the Securities Act of 1933, as amended (the "Securities Act"). The up to 1,218,819 remaining shares are "Restricted Securities," as that term is defined under Rule 144 promulgated under the Securities Act.



Effect of Outstanding Options. As of June 30, 1997, there were outstanding stock options to purchase an aggregate of 355,000 shares of Common Stock at per share exercise prices ranging from $0.01 to $8.00. In addition, all of the Warrants and the Purchase Option are exercisable. The exercise of such outstanding stock options, the Warrants and the Purchase Option (and the Warrants included therein) will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of Common Stock underlying such stock options, Warrants and the Purchase Option (and the Warrants included therein) may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such stock options, Warrants and the Purchase Option. On January 31, 1997 the Company elected to register the shares of Common Stock underlying the Purchase Option by filing a registration statement on Form S-3, which was subsequently declared effective by the Commission on February 7, 1997.

Certain Anti-takeover Provisions; Authorization of Preferred Stock;
Shareholder Rights Plan; Indemnification.  Certain provisions of the
Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-Laws (the "By-Laws") may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control. In particular, the Company has adopted a shareholder rights plan and the Certificate authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

The Certificate contains provisions to limit the personal liability of its directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law ("DGCL"), including (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock purchase or redemption, as provided in Section 174 of the DGCL, or (iv) for any transaction from which a director derived an improper personal benefit. The Certificate also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Potential Adverse Effect of Redemption of Warrants. The Company may call the Warrants for redemption, at a price of $.01 per Warrant, at any time after they become exercisable on not less than 30 days' prior written notice to the warrantholders, if the last sale price of the Common Stock has been at least $9.75 per share for the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given. The warrantholders may exercise their Warrants until the close of business on the date fixed for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption.

Current Prospectus and State Blue Sky Registration Required in Connection with Exercise of Warrants. The Company will be able to issue shares of Common Stock upon exercise of Warrants only if there is then a current prospectus relating to the Common Stock issuable upon exercise of the Warrants under an effective registration statement filed with the Commission, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company has undertaken to file and keep current a prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, there can be no assurance that it will be able to do so. The Warrants may be deprived of any value and the market for the Warrants may be limited if a then current prospectus covering the Common Stock issuable upon exercise of the Warrants is not effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside.


                                USE OF PROCEEDS

If all of the holders of outstanding Warrants, including Warrants held for the account of the Selling Stockholder named herein, elect to exercise their Warrants after they become exercisable, the estimated net proceeds to the Company would be approximately $8,758,840 (including expenses of the Offering estimated to be approximately $50,000 and assuming payment to the Representative of a 4% commission in connection with the solicitation of the exercise of the Warrants). The Company intends to apply the net proceeds received by the Company from the Offering for working capital and general corporate purposes.


                                DIVIDEND POLICY

To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition and other relevant factors. The Company does not expect to declare or pay any dividends in the foreseeable future.


                              SELLING STOCKHOLDER

The following tables set forth certain information with respect to the
Selling Stockholder as of June 30, 1997. The Warrants and shares of Common
Stock set forth therein are being included in the Registration Statement of which this Prospectus forms a part pursuant to registration commitments afforded to the Selling Stockholder by contractual obligations. There are no relationships between the Company and the Selling Stockholder. The Company will not receive any proceeds from the sale of any securities by the Selling Stockholder.
                                                            Beneficial Ownership
                                                             of Warrants/Shares
    Name of            Ownership Of    Warrants/Shares of    Common Stock After
    Selling          Warrants/Shares      Common Stock         Giving Effect to
  Stockholder        of Common Stock    Offered for Sale        Proposed Sale
----------------     ---------------   ------------------   --------------------
W. Donald DeWitt       1,250/600           1,250/600                 0/0
                       ---------           ---------                 ---
Total                  1,250/600           1,250/600                 0/0
                       =========           =========                 ===


                             PLAN OF DISTRIBUTION

The Company has been advised by the Selling Stockholder that there are no underwriting arrangements with respect to the sale of the above securities (collectively, the "Selling Stockholder Securities"). Any or all of the Selling Stockholder Securities may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Selling Stockholder Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling
Stockholder and/or the purchasers of the Selling Stockholder Securities for whom they may act as agents. The Selling Stockholder and any such underwriters, dealers or agents that participate in the distribution of the Selling Stockholder Securities may be deemed to be underwriters under the Securities Act, and any profit on the sale of the Selling Stockholder Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of the Selling Stockholder Securities by the Selling Stockholder may be effected in one or more transactions that may take place on Nasdaq National Market, including ordinary brokers' transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Stockholder in connection with such sales of securities.



The Company will not receive any of the proceeds from the sale by the Selling Stockholder of the Selling Stockholder Securities offered hereby. All of the filing fees and other expenses of this Registration Statement will be borne in full by the Company, other than any underwriting fees, discounts and commissions relating to this Offering.

In order to comply with certain states securities laws, if applicable, the Selling Stockholder Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Selling Stockholder Securities may not be sold unless the Selling Stockholder Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

In addition to sales pursuant to the Registration Statement of which this Prospectus forms a part, the Selling Stockholder Securities may be sold in accordance with Rule 144 promulgated under the Securities Act.


                                 LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for the Company by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York.


                                   EXPERTS

The financial statements of the Company at December 31, 1995 and 1996 appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 have been audited by Hollander, Gilbert & Co., independent auditors, as set forth in their reports thereon appearing therein, and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.






















==========================================      ============================
No dealer, sales representative or other
person has been authorized to give any
information or to make any representations
in connection with this Offering other
than those contained in this  Prospectus
and, if given or made, such information
or representations must not be relied
upon as having been authorized by the
Company. This Prospectus does not
constitute an offer to sell, or a
solicitation of an offer to buy, any                      1,411,673
securities other than the registered                      Shares of
securities to which it relates or an                    Common Stock
offer to, or a solicitation of, any
person in any jurisdiction in which such offer or solicitation is not authorized or would be unlawful. The delivery of this Prospectus and/or any sale made hereunder shall not, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

           _______________
                                                    FOTOBALL USA, INC.


         TABLE OF CONTENTS

                                    Page
                                    ----
Additional Information                2
Incorporation of Certain Documents
 by Reference                         2              ________________
The Company                           4
The Offering                          5
Risk Factors                          6                 PROSPECTUS
Use of Proceeds                      12
Dividend Policy                      12              ________________
Selling Stockholder                  13
Plan of Distribution                 13
Legal Matters                        14              August __, 1997
Experts                              14





==========================================      ============================

                                     PART II

Item 14. Expenses of Issuance and Distribution.

         The expenses in connection with the Offering are:

                Accounting fees and expenses*       $  10,000.00
                Legal fees and expenses*               30,000.00
                Printing costs*                         5,000.00
                Miscellaneous*                          5,000.00
                                                    ------------
                Total                               $  50,000.00
                                                    ============
*Estimated.

Item 15. Indemnification of Directors and Officers.

The indemnification of officers and directors of the Company is governed by
Section 145 of the DGCL and the Certificate and By-Laws of the Company.
Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware
Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of a quorum consisting of the directors who were not parties to the action or, if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it




shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

The Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The By-Laws provide that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all judgments, fines and amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and expenses incurred by such person in connection therewith. The By-Laws further provide that, to the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall, at his request, be paid by the Company in advance of the final disposition of such action or proceeding.

The By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate or By-Laws or otherwise.

The Company maintains directors and officers liability and company reimbursement insurance which, among other things, (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity such and (ii) provides for payment on behalf of the Company against such loss but only when the Company shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective Certificate or By-Law provisions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits
1.1(P)        Form of Underwriting Agreement (1)
3.1(2)(P)     Amended and Restated Certificate of Incorporation (2)
3.2(2)(P)     Amended and Restated By-laws (2)
4.1(P)        Form of Representative's Unit Purchase Option (2)
4.2(P)        Form of Warrant Agreement (2)
4.3(P)        Specimen Warrant Certificate (3)




4.4(P)        Specimen Stock Certificate (3)
4.5(1)        Specimen Form of Rights Certificate (4)
4.5(2)        Form of Rights Agreement, dated as of August 19, 1996,
               between the Company and Continental Stock Transfer & Trust Company (4)
4.5(3)        Form of Certificate of Designation, Preferences and Rights of
               Series A Preferred Stock (4)
4.5(4)        Summary of Rights Plan (4)
5.1(P)        Opinion of Shereff, Friedman, Hoffman & Goodman, LLP (3)
10.1(3)(P)    License Agreement with Major League Baseball Properties, Inc (2)
10.1(4)(P)    License Agreement with Major League Baseball Players
               Association (5)
10.1(5)(P)    License Agreement with National Football League Properties,
               Inc (6)
10.1(6)(P)    Trademark License Agreement with Goodyear Tire & Rubber
               Company (7)
10.1(8)(P)    Agreement with Chevron USA, Inc. dated as of October 10, 1995 (7)
10.1(9)       Agreement with Chevron USA, Inc. dated June 17, 1996 (8)
10.3*(P)      1994 Stock Option Plan of the Company, as amended (9)
10.3(1)*(P)   Form of Stock Option Agreement (6)
10.3(2)*(P)   Form of Directors' Stock Option Agreement (6)
10.3(3)*(P)   Stock Option Agreement dated as of November 9, 1994 with David
               G. Forster (6)
10.3(4)*(P)   Form of Stock Option Agreement dated June 1, 1994 with Sabin C.
               Streeter (6)
10.4(1)*(P)   Form of Employment Agreement with Michael Favish (3)
10.4(2)*      Employment Agreement with Fred S. Ostern dated January 1, 1996 (8)
10.4(3)*(P)   Amended and Restated Consulting Agreement with Robert
               Weingarten effective January 1, 1996 (7)
10.4(6)(P)    Consulting Agreement with Universal Marketing Services Ltd.
               ("UMS") dated January 1, 1996 (7)
10.4(7)(P)    Stock Option Agreement dated May 9, 1995 with UMS (7)
10.4(8)(P)    Consulting Agreement with ADR Management Group Ltd. dated
               August 1, 1995 (7)
10.5(P)       Lease, dated February 4, 1994, by and between the Company and
               George and Marcel Jach, with respect to 3738 Ruffin Road,
               San Diego, California (5)
10.9(1)       Merrill Lynch International Bank Limited line of credit dated
               December 20, 1995 (8)
10.9(2)       Merrill Lynch International Bank Limited irrevocable stand-by letter of credit dated December 1, 1995 (8)
10.10         Revolving Credit Agreement dated November 13, 1996 between the
               Company and Scripps Bank (8)
21            Subsidiaries of the Company (3)
23.1          Consent of Hollander, Gilbert & Co. (10)
23.2          Consent of Shereff, Friedman, Hoffman & Goodman, LLP (contained in Exhibit 5.1) (3)
27            Financial data schedule (10)


_______________________


* 	Indicates exhibits relating to executive compensation.
(P)	Indicates that the document was originally filed with the Commission in paper form and that there have been no changes or amendments to the document which would require filing of the document electronically at this time.

(1)	Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 11, 1994 incorporated herein by reference.
(2)	Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 1, 1994 incorporated herein by reference.
(3)	Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on August 9, 1994 incorporated herein by reference.
(4)	Exhibits to the Company's Registration Statement on Form 8-A filed with the Commission on August 30, 1996.
(5)	Exhibits to the Company's Registration Statement on Form SB-2 filed with the Commission on June 20, 1994 incorporated herein by reference.
(6)	Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.
(7)	Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.
(8)	Exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.
(9)	Exhibits to Post-Effective Amendment No. 2 to the Company's
        Registration Statement on Form SB-2 filed with the Commission on
        June 18, 1996.
(10)	Filed herewith.

	(b) Financial Statement Schedules

	All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.


Item 17. Undertakings.

	(a) Indemnification

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



    (b) The undersigned small business issuer hereby undertakes that it will:

           (1) file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

           (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

           (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (4) for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

           (5) for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

























SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on August 18, 1997.

                                          FOTOBALL USA, INC.

                                          By:/s/Michael Favish
                                             -----------------
                                             Michael Favish
                                             President, Chief Executive
                                             Officer and Director

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signatures appear below constitutes and appoints Michael Favish and David G. Forster, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in -fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                          Titles                          Date
---------                          ------                          ----

/s/Michael Favish         President, Chief Executive          August 18, 1997
-----------------          Officer and Director
Michael Favish             (Principal Executive Officer)

/s/David G. Forster       Vice President, Finance,            August 18, 1997
-------------------        Treasurer, Chief Financial
David G. Forster           Officer (Principal Financial
                           & Accounting Officer)

/s/Joel K. Rubenstein     Director                            August 18, 1997
---------------------
Joel K. Rubenstein

/s/Sabin C. Streeter      Director                            August 18, 1997
--------------------
Sabin C. Streeter

/s/Robert N. Weingarten   Direcor                             August 18, 1997
-----------------------
Robert N. Weingarten

/s/Salvatore T. DiMascio  Director                            August 18, 1997
------------------------
Salvatore T. DiMascio

Exhibit Index


        Exhibit No.              Exhibits
        -----------              --------
        23.1          Consent of Hollander, Gilbert & Co.
        27.1          Financial data schedule.